Exhibit 99.1

PACKETEER®, INC. ANNOUNCES RECORD FOURTH QUARTER AND FULL YEAR FINANCIAL RESULTS

CUPERTINO, Calif. – January 29, 2004 – Packeteer®, Inc. (NASDAQ: PKTR), a leading provider of application traffic management systems, today announced record revenues and results of operations for the quarter and year ended December 31, 2003.

Net revenues for the fourth quarter 2003 were $20.0 million, compared with $18.4 million for the third quarter 2003, an increase of 9%. Net revenues for the fourth quarter 2002 were $15.6 million. Net income for the fourth quarter 2003 was $3.3 million or $0.10 per diluted share. This compares to third quarter 2003 net income of $3.0 million or $0.09 per diluted share. The fourth quarter 2002 net income was $1.9 million or $0.06 per diluted share. Net revenues for year 2003 were $72.7 million, an increase of 32%, compared to $55.0 million for year 2002. Net income for year 2003 was $11.0 million or $0.32 per diluted share compared to net income of $3.7 million or $0.12 per diluted share for year 2002.

The balance sheet at the end of Q4 2003 remained strong. Cash, cash equivalents and investments of $86.7 million at December 31, 2003 were $7.2 million higher than the balances of $79.5 million at September 30, 2003. Accounts receivable of $11.0 million at December 31, 2003 represented 51 days sales outstanding compared to 44 days sales outstanding at September 30, 2003. Total inventories of $2.7 million at December 31, 2003 were $400,000 higher than the September 30, 2003 balance of $2.3 million.

“We are pleased to report another solid quarter in a challenging market. I believe the continued sequential revenue and profit growth is directly linked to the value that our application traffic management systems provide to customers by enabling them to better maximize their existing IT infrastructure,” stated Dave Côté, President and CEO.

In other news, Brett Galloway, a co-founder and director since Packeteer’s inception, resigned from the Board of Directors earlier this month. Galloway’s resignation was prompted by the significant time commitment arising out of his duties and responsibilities as President and CEO of Airespace, Inc., a wireless LAN networking infrastructure company. Dave Côté, Packeteer’s President and CEO stated “We appreciate Brett’s significant contributions over his years of service to the Company and wish him well in the future.”

A Conference Call with company management will be held Thursday, January 29, 2004 at 2:00 pm Pacific Time. The call will be simulcast on the Internet at www.packeteer.com and www.fulldisclosure.com. A replay of the call will be available on the website until February 5, 2004. Management’s accompanying script will remain on the website. Additional investor information can be accessed at www.packeteer.com or by calling Packeteer’s Investor Relations Department at (408) 873-4422.

About Packeteer

Packeteer (NASDAQ: PKTR) is a leading provider of application traffic management systems designed to enable enterprises to gain visibility and control for networked applications, extend network resources and align application performance with business priorities. For service providers, Packeteer systems provide a platform for delivering application-intelligent network services that control quality of service, expand revenue opportunities and offer compelling differentiation. The Company’s products are sold through more than 100 resellers, distributors and system integrators in more than 50 countries. For more information, contact Packeteer via telephone at +1 (408) 873-4400, fax at + 1 (408) 873-4410, or by email at info@packeteer.com, or visit the Company’s website at www.packeteer.com. Packeteer is headquartered in Cupertino, CA.

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Safe Harbor Clause

The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended, including statements regarding Packeteer’s expectations, beliefs, intentions or strategies regarding the future. Forward-looking statements include express or implied statements regarding future revenues and profitability, spending levels by existing and prospective customers, new product development, liquidity and macro economic conditions. All forward-looking statements included in this press release are based upon information available to Packeteer as of the date hereof. Packeteer assumes no obligation to update any such forward-looking statements. Forward-looking statements involve risks and uncertainties, which could cause actual results to differ materially from those projected. Actual results may differ materially due to a number of factors including the perceived need for our products, our ability to convince potential customers of our value proposition, the costs of competitive solutions, continued capital spending by prospective customers and macro economic conditions. These and other risks relating to Packeteer’s business are set forth in Packeteer’s Form 10-K filed with the Securities and Exchange Commission on March 21, 2003, and Packeteer’s Form 10-Qs and other reports filed from time to time with the Securities and Exchange Commission.

Packeteer, PacketShaper, PacketShaper Express are trademarks or registered trademarks of Packeteer, Inc. All other products and services are the trademarks of their respective owners.

Investor Contact

David C. Yntema
Chief Financial Officer
408-873-4518
dyntema@packeteer.com

PACKETEER, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three months ended		Twelve months ended
	December 31,		December 31,

	(unaudited)

	2003	2002	2003	2002

Net revenues
Product revenues	$16,432	$13,313	$60,294	$47,192
Service revenues	3,603	2,313	12,429	7,822

Total net revenues	20,035	15,626	72,723	55,014
Cost of revenues
Product costs	3,436	2,601	12,520	9,816
Service costs	1,300	880	4,516	3,036

Total cost of revenues	4,736	3,481	17,036	12,852

Gross profit	15,299	12,145	55,687	42,162
Operating expenses:
Research and development	3,297	2,586	12,183	10,694
Sales and marketing	7,043	6,444	26,433	23,269
General and administrative	1,432	1,154	5,494	4,585
Stock-based compensation	—	73	19	385

Total operating expenses	11,772	10,257	44,129	38,933

Operating income	3,527	1,888	11,558	3,229
Other income, net	160	188	701	915

Income before provision for income taxes	3,687	2,076	12,259	4,144
Provision for income taxes	369	208	1,226	415

Net income	$3,318	$1,868	$11,033	$3,729

Basic net income per share	$0.10	$0.06	$0.35	$0.12

Diluted net income per share	$0.10	$0.06	$0.32	$0.12

Shares used in computing basic net income per share	32,321	30,478	31,634	30,205

Shares used in computing diluted net income per share	34,922	31,034	34,364	30,718

PACKETEER, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31,	December 31,
	2003	2002

Assets:
Cash, cash equivalents and investments	$86,707	$65,474
Accounts receivable, net	11,042	7,145
Inventories	2,691	2,291
Property and equipment, net	2,593	3,027
Other assets	1,666	1,975

Total assets	$104,699	$79,912

Liabilities and Stockholders’ Equity
Liabilities:
Accounts payable and accrued liabilities	$10,867	$8,212
Line of credit	—	1,000
Leases and note payable	597	1,331
Deferred rent	225	—
Deferred revenue	9,592	5,968

Total liabilities	21,281	16,511
Stockholders’ equity	83,418	63,401

Total liabilities and stockholders’ equity	$104,699	$79,912